Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
April 30, 2026

A. O. Smith Reports First Quarter 2026 Results and Lowers Full Year 2026 Outlook
First Quarter 2026 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $946 million; net earnings of $118 million and diluted earnings per share (EPS) of $0.85
•North America segment sales of $753.4 million increased 1% with the addition of Leonard Valve and pricing benefits offsetting softer water heater industry volumes and weather-related production and shipping constraints
•Rest of World segment sales of $200.7 million decreased 11% due to continued challenges in the consumer appliance market in China
•Net earnings decreased primarily as a result of lower volumes and transaction-related expenses recognized in the quarter for the Leonard Valve acquisition
•Strong growth in operating cash flow and free cash flow to $129 million and $119 million, respectively
•Primarily due to continued challenging conditions in China, 2026 full year EPS guidance lowered to:
◦Diluted EPS of between $3.60 and $3.90
◦Adjusted EPS of between $3.70 and $4.00
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its first quarter 2026 results.
Key Financial Metrics
First Quarter
(in millions, except per share amounts)

	Q1 2026	Q1 2025	% Change YoY
Net sales	$945.6	$963.9	-2%
Net earnings	$118.0	$136.6	-14%
Diluted earnings per share	$0.85	$0.95	-11%

Chief Executive Officer Steve Shafer commented, “Our team executed with focus and agility in the first quarter, continuing to support our customers well in the face of a continued soft macro environment. As we anticipated, softer demand in China impacted results. In North America, results were impacted by residential water heater industry demand that was modestly below our expectations, compounded by temporary weather-related disruptions at our Ashland City, Tennessee facility. Separately, in April, we took another step in our business simplification and margin enhancement efforts within our North America water treatment business by announcing a targeted restructuring plan that will be recognized in the second quarter. We believe these actions are an important step in advancing a stronger business model to achieve a higher level of profitable growth.”
Segment-level Performance
North America
First quarter sales of $753.4 million increased 1% relative to a difficult 2025 comparison as the benefits of carryover pricing actions and the $16 million sales contribution from the newly acquired Leonard Valve business were largely offset by lower residential water heater volumes. The first quarter of 2026 was negatively impacted by weather-related production and shipping constraints, particularly as a direct result of storm damage at the Company’s Ashland City, Tennessee plant. The first quarter of 2025 benefited from incremental volume from the pull forward of water heater and boiler sales ahead of tariff and other cost-related price increases.
Segment earnings were $175.4 million and segment margin was 23.3% in first quarter of 2026 compared to first quarter of 2025 segment earnings of $185.2 million and segment margin of 24.7%. The year-over-year decrease in segment earnings and segment margin was primarily due to lower residential water heater volumes which more than offset the earnings contribution from Leonard Valve. The first quarter of 2025 benefited from a stronger mix toward higher efficiency products as certain customers bought ahead of an announced price increase.
Rest of World
Rest of World sales of $200.7 million decreased 11% compared to the prior year period and included a favorable currency translation impact of $8 million primarily related to sales in China. China sales decreased 17% in local currency due to continued weak consumer demand.
Segment earnings were $12.4 million and segment margin was 6.2% in the first quarter of 2026, compared to segment earnings of $19.7 million and segment margin of 8.7% in the same period of 2025. The lower segment earnings and segment margin compared to the prior year were primarily due to lower sales volumes that were partially offset by continued cost management in China.
Balance Sheet, Liquidity and Capital Allocation
As of March 31, 2026, cash and marketable securities balances totaled $203.9 million and debt totaled $615.8 million, resulting in a leverage ratio of 24.7% as measured by total debt-to-total capitalization. The increased leverage ratio compared to 2025 was due to cash borrowed under a new term loan used to acquire Leonard Valve in January 2026.
Cash provided by operations was $129.4 million and free cash flow was $118.9 million in the first three months of 2026, both higher than the same period in 2025, primarily driven by diligent working capital management and the timing of customer payments that more than offset lower earnings.

As part of its commitment to return capital to shareholders, the Company repurchased 0.7 million shares at a cost of $51.3 million in the first three months of 2026. As of March 31, 2026, authority remained to repurchase approximately 5.1 million additional shares. The Company projects that it will spend $200 million to repurchase shares in 2026.
On April 13, 2026, the Company’s board of directors approved a $0.36 per share dividend for shareholders of record on April 30, payable on May 15.
Outlook
2026 Outlook
(in millions, except per share amounts)

	2025	2026 Outlook
	Actual	Low End	High End
Net sales	$3,830	$3,900	$4,000
Diluted earnings per share	$3.85	$3.60	$3.90
Adjusted earnings per share	$3.85	$3.70[1]	$4.00[1]
1Excludes announced North America water treatment pre-tax restructuring and impairment expenses of approximately $20 million to be recognized in the second quarter. See accompanying GAAP to Non-GAAP reconciliations
The Company revised its full-year 2026 sales growth outlook to a range of 2% to 4%, lowering the high end compared to the previous range of 2% to 5%. The Company also lowered its full-year 2026 adjusted EPS outlook to be between $3.70 and $4.00, down from $3.85 to $4.15.
Shafer concluded, “Primarily based on our latest view of our China business and partially due to increased uncertainty around regulatory changes scheduled to take effect later this year in North America, we have updated our full-year expectations. In China, we expect market conditions to remain challenging through the year and have identified several actions to improve performance. These actions are pending the conclusion of our assessment of the business. In North America, we remain confident in our competitive positioning and the underlying strength of the business despite a slower-than-expected start to the year driven by softer macro conditions.”
“We believe our strong balance sheet and free cash flow give us the flexibility to support organic growth, dividends and share repurchases while continuing to pursue strategic acquisitions to support our focus on portfolio management.”
The Company’s guidance excludes the potential impacts from future acquisitions, any potential outcomes of the assessment of its China business and changes to tariffs after the date of this release.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the First Quarter 2026 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted EPS excludes the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook”, “confident” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; failure to realize the expected benefits of acquisitions or expected synergies; difficulties in predicting results of operations of an acquired business; negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs, including the recent volatility in fuel and other material prices; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; uncertain outcomes and costs and other potential impacts of the Company’s assessment relating to the Company’s China business; the failure to realize the expected benefits of restructuring actions; further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales	$945.6	$963.9
Cost of products sold	579.9	588.5
Gross profit	365.7	375.4
Selling, general and administrative expenses	203.9	192.6
Interest expense	7.1	2.9
Other income, net	—	(1.2)
Earnings before provision for income taxes	154.7	181.1
Provision for income taxes	36.7	44.5
Net earnings	$118.0	$136.6
Diluted earnings per share of common stock	$0.85	$0.95
Average common shares outstanding (000’s omitted)	139,167	144,408

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) March 31, 2026	December 31, 2025
ASSETS:
Cash and cash equivalents	$185.2	$174.5
Marketable securities	18.7	18.7
Receivables	634.1	582.3
Inventories	488.5	479.3
Other current assets	41.9	36.7
Total Current Assets	1,368.4	1,291.5
Net property, plant and equipment	632.2	635.1
Goodwill and other intangibles	1,518.6	1,072.9
Operating lease assets	51.8	46.3
Other assets	79.3	97.0
Total Assets	$3,650.3	$3,142.8
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$543.0	$504.1
Accrued payroll and benefits	60.7	93.6
Accrued liabilities	159.4	147.5
Product warranties	73.4	75.0
Debt due within one year	41.6	42.3
Total Current Liabilities	878.1	862.5
Long-term debt	574.2	112.7
Pension liabilities	7.4	7.4
Operating lease liabilities	40.7	37.1
Other liabilities	272.0	265.1
Stockholders’ equity	1,877.9	1,858.0
Total Liabilities and Stockholders’ Equity	$3,650.3	$3,142.8

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating Activities
Net earnings	$118.0	$136.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	23.9	20.7
Share based compensation expense	6.6	6.1
Deferred income taxes	18.3	(5.0)
Net changes in operating assets and liabilities:
Current assets and liabilities	(43.2)	(125.3)
Noncurrent assets and liabilities	5.8	5.6
Cash Provided by Operating Activities	129.4	38.7
Investing Activities
Capital expenditures	(10.5)	(21.3)
Acquisitions	(470.0)	—
Investment in marketable securities	—	(22.6)
Net proceeds from sale of marketable securities	—	33.1
Cash Used in Investing Activities	(480.5)	(10.8)
Financing Activities
Proceeds from debt	564.4	240.5
Repayments of debt	(101.1)	(164.0)
Common stock repurchases	(51.3)	(120.6)
Net payments from stock option activity	(0.5)	(1.8)
Dividends paid	(50.2)	(49.2)
Cash Provided by (Used in) Financing Activities	361.3	(95.1)
Effect of exchange rate changes on cash and cash equivalents	0.5	0.6
Net increase (decrease) in cash and cash equivalents	10.7	(66.6)
Cash and cash equivalents - beginning of period	174.5	239.6
Cash and Cash Equivalents - End of Period	$185.2	$173.0

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net sales
North America	$753.4	$748.7
Rest of World	200.7	226.7
Inter-segment sales	(8.5)	(11.5)
	$945.6	$963.9
Earnings
North America	$175.4	$185.2
Rest of World	12.4	19.7
Inter-segment earnings elimination	—	—
	187.8	204.9
Corporate expense	(26.0)	(20.9)
Interest expense	(7.1)	(2.9)
Earnings before income taxes	154.7	181.1
Provision for incomes taxes	36.7	44.5
Net earnings	$118.0	$136.6

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Three Months Ended March 31,
	2026	2025
Cash provided by operating activities (GAAP)	$129.4	$38.7
Less: Capital expenditures	(10.5)	(21.3)
Free cash flow (non-GAAP)	$118.9	$17.4

A. O. SMITH CORPORATION
2026 Adjusted EPS Guidance and 2025 EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2026 Guidance		2025
Diluted EPS (GAAP)	$3.60-3.90		$3.85
Restructuring and impairment expenses	0.10	(1)	—
Adjusted EPS (non-GAAP)	$3.70-4.00		$3.85
(1)Includes announced North America water treatment pre-tax restructuring and impairment expenses of approximately $20 million to be recognized in the second quarter.